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                                                                      EXHIBIT 9




                    AMENDMENT TO THE VOTING TRUST AGREEMENT


         This is an Amendment (the "Amendment") to a Voting Trust Agreement dated September 12, 1986 (the "Voting Trust Agreement") among Julia J. Fancelli, Howard M. Jenkins, Nancy E. Jenkins, and David F. Jenkins, any other person (including a trustee) who elects to become a party hereto (the "Shareholders") and Howard M. Jenkins as trustee (the "Trustee").


                                  Background

         From time to time, several of the Shareholders have expressed a desire to sell voting trust certificates representing shares of Publix Super Markets, Inc. ("Publix") common stock. However, the experience of the Shareholders to date has been that the voting trust certificates have been difficult to sell. The Shareholders now realize that it is in their best interest to remove a number of shares from the voting trust created by the Voting Trust Agreement (the "Voting Trust") in order that each Shareholder might have a supply of readily marketable shares of Publix common stock. Accordingly, in the consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                     Terms

         1. Removal of Shares from the Voting Trust. The Trustee shall transfer 1,000,000 shares of Publix common stock, presently held by the Trustee pursuant to the Voting Trust Agreement to each of the Shareholders upon surrender of voting trust certificates representing 1,000,000 shares of Publix common stock, duly endorsed for cancellation.

         2.      Effective Time.  This Amendment was effective March 1, 1994.

         3. Amendment to be Deposited with Publix. The Trustee shall deposit a copy of an executed copy of this Amendment with the Secretary of Publix.





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         4.      Voting Trust Agreement to Remain in Full Force and Effect.
Except as specifically amended by this Amendment, the Voting Trust Agreement will remain in full force and effect.



         IN WITNESS WHEREOF, the undersigned have executed this Amendment on the dates set forth below.



Date:     January 20         , 1995.             /s/ Julia Jenkins Fancelli
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                                                Julia Jenkins Fancelli

Date:     January 20         , 1995.             /s/ Nancy E. Jenkins
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                                                Nancy E. Jenkins

Date:     January 20         , 1995.             /s/ David F. Jenkins
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                                                Daivd F. Jenkins

Date:     January 20         , 1995.             /s/ Howard M. Jenkins
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                                                Howard M. Jenkins
                                                Individually and as Trustee





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